EXHIBIT 10.1

INDUSTRIAL/COMMERCIAL LEASE

THIS INDUSTRIAL/COMMERCIAL LEASE (“Lease”) is entered into as of October 1, 2004, by and between BOULDER INVESTOR’S, LLC, a Virginia limited liability company (“Landlord”), and HEI, INC., a Minnesota corporation (“Tenant”).

1. BASIC LEASE TERMS. For purposes of this Lease, the following terms have the following definitions and meanings:

(a) Landlord: BOULDER INVESTOR’S, LLC, a Virginia limited liability company

(b) Landlord’s Address (For Notices): 12121 Wilshire Blvd., Suite 200, Los Angeles, California 90025, attn: Asset Management, or such other place as Landlord may from time to time designate by notice to Tenant.

(c) Tenant: HEI, INC., a Minnesota corporation.

(d) Tenant’s Address (For Notices): HEI, Inc., 4801 N. 63rd Street, Boulder, Colorado 80301, attention: Site Manager, and HEI, Inc., 1495 Steiger Lake Lane, Victoria, MN 55386, attention: President, or such other place as Tenant may from time to time designate by notice to Landlord.

(e) Intentionally Deleted

(f) Intentionally Deleted

(g) Premises: The real property located at 4801 N. 63rd Street, Boulder, Colorado, as more particularly described in Exhibit “A”, together with all buildings, improvements and facilities, now or subsequently located on such real property from time to time, including, without limitation, the building containing approximately 152,002 rentable square feet (the “Building”).

(h) Intentionally Deleted

(i) Term: Fifteen (15) Lease Years.

(j) Commencement Date: October 1, 2004.

Expiration Date: September 30, 2019.

(k) Intentionally Deleted

(l) Monthly Base Rent:

Lease Year	Monthly Rent
1	$113,321
2	$116,720
3	$120,222
4	$123,828
5	$127,543
6	$131,370
7	$135,311
8	$139,370
9	$143,551
10	$147,858
11	$152,293
12	$156,862
13	$161,568
14	$166,415
15	$171,408

(m) Security Deposit: $1,500,000 (subject to adjustment pursuant to Paragraph 7 below).

(n) Tenant Improvements: As defined in Exhibit “B”.

(o) Tenant Improvement Allowance: As defined in Exhibit “B”.

(p) Permitted Use: General office, light manufacturing and assembly and any other legal use allowed under current City zoning or other applicable law.

(q) Intentionally Deleted

(r) Broker(s): Studley, Inc.

(s) Intentionally Deleted

(t) Interest Rate: Shall mean the greater of ten percent (10%) per annum or two percent (2%) in excess of the prime lending or reference rate of Bank of America, N.A., or any successor bank in effect on the twenty-fifth (25th) day of the calendar month immediately prior to the event giving rise to the Interest Rate imposition; provided, however, the Interest Rate will in no event exceed the maximum interest rate permitted to be charged by applicable law.

(u) Exhibits: A (Site Plan), B (Work Letter) and C (Estoppel Certificate), which Exhibits are attached to this Lease and incorporated herein by this reference.

This Paragraph 1 represents a summary of the basic terms and definitions of this Lease. In the event of any inconsistency between the terms contained in this Paragraph 1 and any specific provision of this Lease, the terms of the more specific provision shall prevail.

2. PREMISES.

(a) Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises.

(b) Mutual Covenants. Landlord and Tenant agree that the letting and hiring of the Premises is upon and subject to the terms, covenants and conditions contained in this Lease and each party covenants as a material part of the consideration for this Lease to keep and perform their respective obligations under this Lease.

3. TERM. The term of this Lease (“Term”) will be for the period designated in Subparagraph 1(i), commencing on the Commencement Date, and ending on the last day of the month in which the expiration of such period occurs, including any extensions of the Term pursuant to any provision of this Lease or written agreement of the parties. Each consecutive twelve (12) month period of the Term of this Lease, commencing on the Commencement Date, will be referred to herein as a “Lease Year”; provided, however, that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall begin on the Commencement Date and shall end on the last day of the calendar month in which the first anniversary of the Lease Commencement Date occurs.

4. POSSESSION.

(a) Delivery of Possession. Landlord and Tenant acknowledge that Tenant is in possession of the Premises as of the date hereof pursuant to the terms of a lease between Tenant and Landlord’s predecessor in interest with respect to the Premises.

(b) Condition of Premises. By taking possession of the Premises, Tenant will be deemed to have accepted the Premises in its “as is” “where is” condition on the date of delivery of possession and to have acknowledged that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises or any portions thereof or with respect to the suitability of same for the conduct of Tenant’s business.

5. RENT.

(a) Monthly Base Rent. Tenant agrees to pay Landlord the Monthly Base Rent for the Premises (subject to adjustment as hereinafter provided) in advance on the first day of each calendar month during the Term without prior notice or demand, except that Tenant agrees to pay the Monthly Base Rent for the first month of the Term directly to Landlord on the Commencement Date. If the Term of this Lease commences or ends on a day other than the first day of a calendar month, then the rent for such period will be prorated in the proportion that the number of days this Lease is in effect during such period bears to the number of days in such month. All rent must be paid to Landlord, without any deduction or offset, in lawful money of the United States of America, at the address designated by Landlord or to such other person or at such other place as Landlord may from time to time designate in writing.

(b) Additional Rent. All amounts and charges to be paid by Tenant hereunder, including, without limitation, insurance, and repairs for which Tenant is responsible pursuant to Subparagraph 14(b) below, will be considered additional rent for purposes of this Lease, and the word “rent” as used in this Lease will include all such additional rent unless the context specifically or clearly implies that only Monthly Base Rent is intended.

(c) Late Payments. Late payments of Monthly Base Rent and/or any item of additional rent will be subject to interest and a late charge as provided in Subparagraph 22(f) below.

6. REAL PROPERTY TAXES.

(a) Real Property Taxes. Tenant shall pay all real property taxes on the Premises during the term of this Lease. Tenant agrees to pay to the taxing authority entitled thereto the total real property taxes due. Any of said payments to be made directly to the taxing authority shall be made at least fifteen (15) days prior to the delinquency date established by the taxing authority, and Tenant shall, concurrently with such payment, deliver evidence of such payment to Landlord. Failure of Tenant to pay said real property taxes as and when herein specified shall, in addition to all other rights and remedies of Landlord hereunder, subject Tenant to any fine, penalty, interest, or cost which Landlord may incur as a result thereof. Tenant shall, within thirty (30) days after demand, reimburse Landlord for any such fine, penalty, interest, or cost, together with interest thereon at the Interest Rate.

(b) Definition of “Real Property Tax.” “Real property tax” means all taxes, assessments, excises, levies, fees and charges (and any tax, assessment, excise, levy, fee or charge levied wholly or partly in lieu thereof or as a substitute therefor or as an addition thereto) of every kind and description, general or special, ordinary or extraordinary, foreseen or unforeseen, secured or unsecured, whether or not now customary or within the contemplation of Landlord and Tenant, that are levied, assessed, charged, confirmed or imposed by any public or government authority on or against, or otherwise with respect to, the Premises or any part thereof or any personal property used in connection with the Premises. “Real property tax” does not, however, include Landlord’s federal or state income, franchise, inheritance or estate taxes.

(c) Impounds for Real Property Taxes. If Tenant is more than ten (10) days late in the payment of real property taxes more than two (2) times during the term of this Lease, Tenant shall pay Landlord a sum equal to one-twelfth (1/12) of the annual real property taxes payable by Tenant under this Lease, together with each payment of Monthly Base Rent. Landlord shall hold such payments in a non-interest bearing impound account. If unknown, Landlord shall reasonably estimate the amount of real property taxes when due. Tenant shall pay any deficiency of funds in the impound account to Landlord upon written request. If Tenant defaults under this Lease, Landlord may apply any funds in the impound account to any obligation then due under this Lease.

7. SECURITY DEPOSIT. As described in Section 43 herein, funds in the amount indicated in Section 1.1(m) herein shall be credited to Tenant’s Security Deposit at the closing of the purchase of the Premises by Landlord; therefore, Tenant has no obligation to deposit any funds to Landlord for the Security Deposit in conjunction with the commencement of this Lease. The Security Deposit will be held by Landlord in an interest-bearing, trust account with LaSalle Bank, National Association(or any successor thereto), as security for the full and faithful performance by Tenant of all of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Term hereof. If Tenant fully and faithfully performs its obligations under this Lease, including, without limitation, surrendering the Premises upon the expiration or sooner termination of this Lease in compliance with Subparagraph 11(a) below, the Security Deposit (and interest earned thereon) or any balance thereof will be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days following the expiration of the Lease Term, provided, however, Landlord may retain the Security Deposit (and interest earned thereon) until such time as any outstanding rent or additional rent amount has been determined and paid in full. The Security Deposit (and interest earned thereon) is not, and may not be construed by Tenant to constitute, rent for the last month or any portion thereof. If Tenant defaults with respect to any provisions of this Lease including, but not limited to, the provisions relating to the payment of rent or additional rent, Landlord may (but will not be required to) use, apply or retain all or any part of the Security Deposit (and interest earned thereon) for the payment of any rent or any other sum in default, or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant agrees, within ten (10) business days after Landlord’s written demand therefor, to deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its account balance immediately prior to Tenant’s default and Tenant’s failure to do so shall constitute a default under this Lease. Should Landlord sell its interest in the Premises during the Term hereof and deposit with the purchaser thereof the then unappropriated Security Deposit (and interest earned thereon), Landlord will be discharged from any further liability with respect to such Security Deposit.

Notwithstanding the foregoing, if Tenant is not then in default under this Lease as of the date that (a) Tenant has completed four (4) consecutive quarters of positive EBITDA (as defined below), such profitability to be determined in accordance with GAAP (as defined below) and verified by an independent third party accountant approved by Landlord, and (b) Tenant provides Landlord with the greater of (i) 100,000 shares of Tenant’s common stock or (ii) shares representing 0.11% of all of Tenant’s then outstanding stock, then the Security Deposit amount required hereunder shall reduce to One Hundred Fifty Thousand Dollars ($150,000) (the “Reduced Security Deposit Amount”), and Landlord shall promptly return to Tenant the balance of the Security Deposit (and interest earned thereon) which exceeds the Reduced Security Deposit Amount upon Tenant’s request therefor; provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder. As used in this Lease, EBITDA means Tenant’s net income, excluding any deductions for interest, taxes, depreciation or amortization. As used in this Lease, “GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

8. USE.

(a) Tenant’s Use of the Premises. The Premises may be used for the use or uses set forth in Subparagraph 1(p) only, and Tenant will not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord, which consent Landlord may not unreasonably withhold.

(b) Compliance. At Tenant’s sole cost and expense, Tenant agrees to procure, maintain and hold available for Landlord’s inspection, all governmental licenses and permits required for the proper and lawful conduct of Tenant’s business from the Premises, if any. Tenant agrees not to use, alter or occupy the Premises or allow the Premises to be used, altered or occupied in violation of, and Tenant, at its sole cost and expense, agrees to use and occupy the Premises and cause the Premises to be used and occupied in compliance with: (i) any and all laws, statutes, zoning restrictions, ordinances, rules, regulations, orders and rulings now or hereafter in force and any requirements of any insurer, insurance authority or duly constituted public authority having jurisdiction over the Premises now or hereafter in force, (ii) the requirements of the American Insurance Association (formerly, the National Board of Fire Underwriters) and any other similar body, (iii) the Certificate of Occupancy issued for the Building, and (iv) any recorded covenants, conditions and restrictions and similar regulatory agreements, if any, which affect the use, occupation or alteration of the Building or the Premises. Tenant agrees not to allow the Premises to be used for any unlawful or unreasonably objectionable purpose. Tenant agrees not to cause, maintain or permit any nuisance or waste in, on, under or about the Premises.

(c) Hazardous Materials.

     (i) Except for (1) ordinary and general office supplies typically used in the ordinary course of business, such as copier toner, liquid paper, glue, ink and common household and general business office cleaning materials (some or all of which may constitute “Hazardous Materials” as defined in this Lease), in ordinary quantities, and (2) those Hazardous Materials that are necessary for Tenant’s business and are expressly approved by Landlord in writing, provided that such usage and storage is only to the extent of the quantities as expressly approved by Landlord, Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about any portion of the Premises by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Tenant’s Parties”), without the prior written consent of Landlord, which consent Landlord may not unreasonably withhold if integral to Tenant’s business. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises or any portion thereof by Tenant or any of Tenant’s Parties. Landlord reserves the right, during the last one hundred eighty (180) days of the Term, to have an experienced and qualified environmental consultant perform an environmental inspection of the Premises to determine the existence of any Hazardous Materials for which Tenant is responsible for their removal. If Landlord’s inspection reveals or confirms the existence of any such Hazardous Materials (except for Hazardous Materials that have been previously approved by Landlord in writing and such Hazardous Materials have been used, handled, stored and disposed of in accordance with all applicable Environmental Laws) then Tenant shall be responsible for the cost of such inspection; in all other instances, Landlord shall be responsible for the cost of such inspection. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s members, partners, officers, directors, employees, agents, mortgagees, successors and assigns (collectively, “Landlord Indemnified Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, legal fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises and which are caused or permitted by Tenant or any of Tenant’s Parties. Tenant agrees to promptly notify Landlord of any release of Hazardous Materials at the Premises which Tenant becomes aware of during the Term of this Lease, whether caused by Tenant or any other persons or entities. In the event of any release of Hazardous Materials caused or permitted by Tenant or any of Tenant’s Parties, Landlord shall have the right, but not the obligation, to cause Tenant to immediately take all steps Landlord deems necessary or appropriate to remediate such release and prevent any similar future release to the satisfaction of Landlord and Landlord’s mortgagee(s).

     (ii) As used in this Lease, “Hazardous Material” means all or any of the following: (1) substances, materials, compounds, wastes, products, emissions and vapors that are defined or listed in, regulated by, or otherwise classified pursuant to, any applicable Environmental Laws, including any so defined, listed, regulated or classified as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, “pollutants”, “contaminants”, or any other formulation intended to regulate, define, list or classify substances by reason of deleterious, harmful or dangerous properties; (2) waste oil, oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (3) any flammable substances or explosives or any radioactive materials; (4) asbestos in any form; (5) electrical or hydraulic equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (6) radon; or (7) urea formaldehyde. As used in this Lease, “Environmental Laws” means any federal, state, or local law, ordinance or regulation or any court judgment or order of any federal, state or local agency or regulatory body applicable to Tenant or to the Premises relating to industrial hygiene or to environmental or unsafe conditions including, but not limited to, those relating to the generation, manufacture, storage, handling, transportation, disposal, release, emission or discharge of Hazardous Material, those in connection with the construction, fuel supply, power generation and transmission, waste disposal or any other operations or processes relating to any of the Premises, and those relating to the atmosphere, soil, surface and ground water, wetlands, stream sediments and vegetation on, under, in or about the Premises. “Environmental Laws” also shall include, but not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act and the Occupational Safety and Health Act, and all regulations adopted in respect to the foregoing laws.

     (iii) Landlord and Tenant acknowledge that the Agreement of Purchase and Sale Agreement and Joint Escrow Instructions dated as of May 27, 2004 by and between Landlord (as successor in interest to Tenant), as buyer, and Eastside Properties, LLC, a Colorado limited liability company, and Byron R. Chrisman, an individual, as seller (collectively, “Seller”), requires Seller to pursue a Voluntary Cleanup Plan (as described in the Purchase Agreement) to the point of receiving a No Further Action Letter from the Colorado Department of Health & Environment which is projected to occur prior to December 31, 2006. Landlord shall receive a personal Guaranty from Byron R. Chrisman for Seller’s Voluntary Cleanup obligations pursuant to the Purchase Agreement.

     (iv) The provisions of this Subparagraph 8(c) shall survive the expiration or earlier termination of this Lease.

9. NOTICES. Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery (including delivery by overnight courier or an express mailing service) or by mail, if sent by registered or certified mail. Notices to Tenant shall be sufficient if delivered to Tenant at the addresses designated in Subparagraph 1(d) and notices to Landlord shall be sufficient if delivered to Landlord at the address designated in Subparagraph 1(b). Either party may specify a different address for notice purposes by written notice to the other.

10. BROKERS. The parties acknowledge that the broker(s) who were retained by the parties in connection with this Lease are stated in Subparagraph 1(r). Each party represents and warrants to the other, that, to its knowledge, no other broker, agent or finder (a) negotiated or was instrumental in negotiating or consummating this Lease on its behalf, and (b) is or might be entitled to a commission or compensation in connection with this Lease. Landlord and Tenant each agree to promptly indemnify, protect, defend and hold harmless the other from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including legal fees and court costs) resulting from any breach by the indemnifying party of the foregoing representation, including, without limitation, any claims that may be asserted by any broker, agent or finder undisclosed by the indemnifying party. The foregoing mutual indemnity shall survive the expiration or earlier termination of this Lease.

11. SURRENDER; HOLDING OVER.

(a) Surrender. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not constitute a merger, and shall, at the option of Landlord, operate as an assignment to Landlord of any or all subleases or subtenancies. Upon the expiration or earlier termination of this Lease, Tenant agrees to peaceably surrender the Premises to Landlord broom clean and, in the case of all warehouse floors, scrubbed clean (to remove all oil, grease and other debris) and in a state of good order, repair and condition, ordinary wear and tear and casualty damage (if this Lease is terminated as a result thereof pursuant to Paragraph 20) excepted, with all of Tenant’s personal property and Alterations (as defined in Paragraph 13) removed from the Premises to the extent required under Paragraph 13 and all damage caused by such removal repaired as required by Paragraph 13. In addition, unless otherwise agreed to in writing by Landlord, upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, (i) remove all computer and telephone wiring and cabling installed in the Premises by or for Tenant and (ii) repair any damage caused by such removal. If any such wiring and/or cabling is not so removed pursuant to this Subparagraph 11(a), then at Landlord’s option, either such wiring and/or cabling shall become the property of Landlord (without payment by Landlord) or Landlord may remove such wiring and/or cabling at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease or applicable law). At least sixty (60) days prior to the date Tenant is to actually surrender the Premises to Landlord, Landlord shall notify Tenant in writing as to which Tenant Improvements and Alterations are to be removed by Tenant, as well as any repairs Tenant is to make upon surrender of the Premises; provided, however, Tenant shall not be required to remove any improvements in the Premises existing as of the Commencement Date or with respect to which Landlord has elected that Tenant shall not be required to remove under Subparagraph 13(e). The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof alone will not be sufficient to constitute a termination of this Lease or a surrender of the Premises.

(b) Holding Over. Tenant will not be permitted to hold over possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. If Tenant holds over after the expiration or earlier termination of the Term, Landlord may, at its option, treat Tenant as a tenant at sufferance only, and such continued occupancy by Tenant shall be subject to all of the terms, covenants and conditions of this Lease, so far as applicable, except that beginning on the date that is thirty (30) days after the holdover period has commenced, the Monthly Base Rent for any such holdover period shall be increased to be equal to the greater of (i) one hundred fifty percent (150%) of the Monthly Base Rent in effect under this Lease immediately prior to such holdover, or (ii) the then current fair market rental rate for the Premises, as reasonably determined by Landlord, in either event prorated on a monthly basis; provided, however, holdover rent for the first thirty (30) days of the holdover will not be prorated and a minimum of a full month’s worth of holdover rent shall be due, whether Tenant holds over one (1) day or all thirty (30) days. Acceptance by Landlord of rent after such expiration or earlier termination will not result in a renewal of this Lease. The foregoing provisions of this Paragraph 11 are in addition to and do not affect Landlord’s right of re-entry or any rights of Landlord under this Lease or as otherwise provided by law. If Tenant fails to surrender the Premises upon the expiration of this Lease in accordance with the terms of this Paragraph 11 despite demand to do so by Landlord, Tenant agrees to promptly indemnify, protect, defend and hold Landlord harmless from all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including legal fees and costs), including, without limitation, costs and expenses incurred by Landlord in returning the Premises to the condition in which Tenant was to surrender it and claims made by any succeeding tenant founded on or resulting from Tenant’s failure to surrender the Premises. The provisions of this Subparagraph 11(b) will survive the expiration or earlier termination of this Lease.

12. TAXES ON TENANT’S PROPERTY. Tenant agrees to pay before delinquency, all taxes and assessments (real and personal) levied against (a) any personal property or trade fixtures placed by Tenant in or about the Premises (including any increase in the assessed value of the Premises based upon the value of any such personal property or trade fixtures); and (b) any Tenant Improvements or Alterations in the Premises (whether installed and/or paid for by Landlord or Tenant) to the extent such items are assessed at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s building standard tenant improvements are assessed. If any such taxes or assessments are levied against Landlord or Landlord’s property, Landlord may, after written notice to Tenant (and under proper protest if requested by Tenant) pay such taxes and assessments, in which event Tenant agrees to reimburse Landlord all amounts paid by Landlord within ten (10) business days after demand by Landlord; provided, however, Tenant, at its sole cost and expense, will have the right, with Landlord’s cooperation, to bring suit in any court of competent jurisdiction to recover the amount of any such taxes and assessments so paid under protest.

13. ALTERATIONS. After installation of the initial Tenant Improvements for the Premises pursuant to Exhibit “B”, Tenant may, at its sole cost and expense, make alterations, additions, improvements and decorations to the Premises as well as any repairs under Paragraph 14 below (collectively, “Alterations”), subject to and upon the following terms and conditions:

(a) Intentionally Deleted.

(b) Landlord’s Approval. Before proceeding with any Alterations, Tenant must first obtain Landlord’s written approval of the plans, specifications and working drawings for such Alterations, which approval Landlord will not unreasonably withhold or delay; provided, however, Landlord’s prior approval will not be required for any such Alterations which will not (i) affect the Building’s structure, equipment, services or systems, or the proper functioning thereof, or Landlord’s access thereto; (ii) affect the outside appearance, character or use of the Building; (iii) in the reasonable opinion of Landlord, lessen the value of the Building or the Premises; (iv) violate or require a change in any occupancy certificate applicable to the Premises or the Building; and (v) cost more than Fifty Thousand Dollars ($50,000.00) as long as (A) Tenant delivers to Landlord notice and a copy of any final plans, specifications and working drawings for any such Alterations at least ten (10) business days prior to commencement of the work thereof, and (B) the other conditions of this Paragraph 13 are satisfied, including, without limitation, conforming to Landlord’s rules, regulations and insurance requirements which govern contractors. Landlord’s approval of plans, specifications and/or working drawings for Alterations will not create any responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with applicable permits, laws, rules and regulations of governmental agencies or authorities.

(c) Contractors. Alterations may be made or installed only by contractors and subcontractors which have been approved by Landlord, which approval Landlord will not unreasonably withhold or delay. Before proceeding with any Alterations, Tenant agrees to provide Landlord with ten (10) business days prior written notice and Tenant’s contractors must obtain and maintain, on behalf of Tenant and at Tenant’s sole cost and expense: (i) all necessary governmental permits and approvals for the commencement and completion of such Alterations; and (ii) if reasonably requested by Landlord, a completion and lien indemnity bond, or other surety, reasonably satisfactory to Landlord for such Alterations. Throughout the performance of any Alterations, Tenant agrees to obtain, or cause its contractors to obtain, workers compensation insurance and general liability insurance in compliance with the provisions of Paragraph 19 of this Lease.

(d) Manner of Performance. All Alterations must be performed: (i) in accordance with the approved plans, specifications and working drawings; (ii) in a lien-free and first-class and workmanlike manner; and (iii) in compliance with all applicable permits, laws, statutes, ordinances, rules, regulations, orders and rulings now or hereafter in effect and imposed by any governmental agencies and authorities which assert jurisdiction.

(e) Ownership. If Tenant desires permission to leave a specific Alteration in the Premises at the expiration or earlier termination of this Lease, Tenant shall request such permission from Landlord in writing at the time Tenant requests approval for such Alteration and Landlord shall advise Tenant in writing at the time of Landlord’s approval of the subject Alteration whether Landlord will require the removal of the Alteration at the expiration or earlier termination of this Lease. Tenant, at its sole cost and expense, agrees to remove the identified Alterations (as well as any Alterations which Landlord did not have the opportunity to approve as provided in this Paragraph 13) on or before the expiration or earlier termination of this Lease and repair any damage to the Premises caused by such removal (or, at Landlord’s option, Tenant agrees to pay to Landlord all of Landlord’s costs of such removal and repair).

(f) Plan Review. Tenant agrees to pay Landlord, as additional rent, the reasonable costs of necessary professional services and costs for general conditions of Landlord’s third party consultants if utilized by Landlord (but not Landlord’s “in-house” personnel) for review of all plans, specifications and working drawings for any Alterations, within ten (10) business days after Tenant’s receipt of invoices either from Landlord or such consultants.

(g) Personal Property. All articles of personal property owned by Tenant or installed by Tenant at its expense in the Premises (including Tenant’s business and trade fixtures, furniture, movable partitions and equipment) will be and remain the property of Tenant, and must be removed by Tenant from the Premises, at Tenant’s sole cost and expense, on or before the expiration or earlier termination of this Lease. Tenant agrees to repair any damage caused by such removal at its cost on or before the expiration or earlier termination of this Lease.

(h) Removal of Alterations. If Tenant fails to remove by the expiration or earlier termination of this Lease all of its personal property, or any Alterations identified by Landlord for removal, Landlord may, at its option (without liability to Tenant for loss thereof) treat such personal property and/or Alterations as abandoned and, at Tenant’s sole cost and expense, and in addition to Landlord’s other rights and remedies under this Lease, at law or in equity: (a) remove and store such items; and/or (b) upon ten (10) business days prior notice to Tenant, sell, discard or otherwise dispose of all or any such items at private or public sale for such price as Landlord may obtain or by other commercially reasonable means. Tenant shall be liable for all costs of disposition of Tenant’s abandoned property and Landlord shall have no liability to Tenant with respect to any such abandoned property. Landlord agrees to apply the proceeds of any sale of any such property to any amounts due to Landlord under this Lease from Tenant (including Landlord’s legal fees and other costs incurred in the removal, storage and/or sale of such items), with any remainder to be paid to Tenant.

14. REPAIRS.

(a) Tenant’s Obligations. Tenant agrees to keep, maintain and preserve the Premises (except only the parts for which Landlord is expressly made responsible under this Lease) in good condition and repair and, when and if needed, at Tenant’s sole cost and expense, to make all repairs to the Premises and every part thereof (except the parts for which Landlord is expressly made responsible under this Lease) . Tenant shall enter into and maintain in effect preventive maintenance contracts with respect to (i) HVAC equipment, (ii) boiler, and pressure vessels, (iii) fire extinguishing systems, including fire alarm and/or smoke detection, (iv) landscaping and irrigation systems, (v) clarifiers, and (vi) any other equipment, if reasonably required by Landlord. All such service contracts shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall approve or disapprove of each such service contract within ten (10) business days after receipt by Landlord; provided that Landlord shall be deemed to have waived its right to approve any service contract that Landlord fails to approve or disapprove within such ten (10) business day period. Tenant shall perform its obligations under this Subparagraph 14(a) with diligence and consistent with good building management, in accordance with Paragraph 13 above. Tenant agrees to cause any mechanics’ liens or other liens arising as a result of work performed by Tenant or at Tenant’s direction to be eliminated as provided in Paragraph 15 below. Except as otherwise provided in Subparagraph 14(c) below, Landlord has no obligation to alter, remodel, improve, repair, decorate or paint any portion of the Premises.

(b) Tenant’s Failure to Repair. If at any time following ten (10) business days from the date on which Landlord makes a written demand on Tenant to effect such repair and maintenance (or longer period if Tenant has agreed to undertake the repairs and such repairs by their nature will take longer than ten (10) days), Landlord may enter upon the Premises and make such repairs and/or maintenance, and upon completion thereof, Tenant agrees to pay to Landlord as additional rent, Landlord’s costs for making such repairs within ten (10) business days of receipt from Landlord of a written itemized bill therefor. Any amounts not reimbursed by Tenant within such ten (10) business day period will bear interest at the Interest Rate until paid by Tenant.

(c) Landlord’s Obligation to Repair. Landlord shall maintain and repair only the foundations and the exterior walls (which shall not include windows, glass or plate glass, doors, special fronts, entries, or the interior surfaces of exterior walls, all of which shall be the responsibility of Tenant) of the Building and keep them in good condition, reasonable wear and tear excepted. Tenant shall give Landlord written notice of the need for any maintenance or repair for which Landlord is responsible, after which Landlord shall have a reasonable opportunity to perform the maintenance or make the repair, and Landlord shall not be liable for any failure to do so unless such failure continues for an unreasonable time after Tenant gives such written notice to Landlord. Tenant waives any right to perform maintenance or make repairs for which Landlord is responsible at Landlord’s expense. Landlord’s liability with respect to any maintenance or repair for which Landlord is responsible shall be limited to the cost of the maintenance or repair. Any damage to any part of the Building for which Landlord is responsible that is caused by Tenant or any agent, officer, employee, contractor, licensee or invitee of Tenant shall be repaired by Landlord at Tenant’s expense and Tenant shall pay to Landlord, upon billing by Landlord, as additional rent, the cost of such repairs incurred by Landlord.

15. LIENS. Tenant agrees not to permit any mechanic’s, materialmen’s or other liens to be filed against all or any part of the Premises, nor against Tenant’s leasehold interest in the Premises, by reason of or in connection with any repairs, alterations, improvements or other work contracted for or undertaken by Tenant or any other act or omission of Tenant or Tenant’s agents, employees, contractors, licensees or invitees. At Landlord’s request, Tenant agrees to provide Landlord with enforceable, conditional and final lien releases (or other evidence reasonably requested by Landlord to demonstrate protection from liens) from all persons furnishing labor and/or materials at the Premises. Landlord will have the right at all reasonable times to post on the Premises and record any notices of non-responsibility which it deems necessary for protection from such liens. If any such liens are filed, Tenant will, at its sole cost, promptly cause such liens to be released of record or bonded so that it no longer affects title to the Premises. If Tenant fails to cause any such liens to be so released or bonded within four (4) business days after filing thereof, such failure will be deemed a material breach by Tenant under this Lease without the benefit of any additional notice or cure period described in Paragraph 22 below, and Landlord may, without waiving its rights and remedies based on such breach, and without releasing Tenant from any of its obligations, cause such liens to be released by any means it shall deem proper, including payment in satisfaction of the claims giving rise to such liens. Tenant agrees to pay to Landlord within ten (10) business days after receipt of invoice from Landlord, any sum paid by Landlord to remove such liens, together with interest at the Interest Rate from the date of such payment by Landlord.

16. ENTRY BY LANDLORD. Landlord and its employees and agents will at all times have the right to enter the Premises to inspect the same, to show the Premises to prospective purchasers or tenants, to post notices of nonresponsibility, and/or to repair the Premises as permitted or required by this Lease. In exercising such entry rights, Landlord will endeavor to minimize, as reasonably practicable, the interference with Tenant’s business, and will provide Tenant with reasonable advance notice of any such entry (except in emergency situations). Landlord may, in order to carry out such purposes, erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed. Landlord will have the right to use any and all means which Landlord may reasonably deem proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means, or otherwise, will not be construed or deemed to be a forcible or unlawful entry into the Premises, or an eviction of Tenant from the Premises. Landlord will not be liable to Tenant for any damages or losses for any entry by Landlord; provided, however, that Landlord shall be liable to Tenant for any damage to Tenant’s personal property that results solely from the gross negligence or willful misconduct of Landlord.

17. UTILITIES AND SERVICES. Tenant shall arrange and pay for all water, gas, heat, light, power, trash disposal and other utilities and services supplied to the Premises together with any taxes thereon. Tenant shall arrange and pay for janitorial services and any telephone and other telecommunications services provided to the Premises. Provided, however, that Landlord may, at its option, at any time and from time to time during the Term, upon at least thirty (30) days’ prior notice to Tenant assume responsibility for arranging for trash disposal services for the Premises. Landlord will not be liable to Tenant for any failure to furnish any of the foregoing utilities and services to the Premises for any cause whatsoever. In addition, in the event of any stoppage or interruption of services or utilities, Tenant shall not be entitled to any abatement or reduction of rent, no eviction of Tenant will result from such failure and Tenant will not be relieved from the performance of any covenant or agreement in this Lease because of such failure. In the event of any failure, stoppage or interruption thereof, Tenant agrees to diligently attempt to resume service promptly.

18. ASSUMPTION OF RISK AND INDEMNIFICATION.

(a) Assumption of Risk. Tenant, as a material part of the consideration to Landlord, hereby agrees that neither Landlord nor any Landlord Indemnified Parties (as defined in Subparagraph 8(c) above) will be liable to Tenant for, and Tenant expressly assumes the risk of and waives any and all claims it may have against Landlord or any Landlord Indemnified Parties with respect to, (i) any and all damage to property or injury to persons in, upon or about the Building or the Premises resulting from any act or omission (except for the grossly negligent or intentionally wrongful act or omission) of Landlord, (ii) any such damage caused by other persons in or about the Building or the Premises, or caused by quasi-public work, (iii) any loss of or damage to property by theft or otherwise, or (iv) any injury or damage to persons or property resulting from any casualty, explosion, falling plaster or other masonry or glass, steam, gas, electricity, water or rain which may leak from any part of the Building or any other portion of the Premises or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place, or resulting from dampness. Notwithstanding anything to the contrary contained in this Lease, neither Landlord nor any Landlord Indemnified Parties will be liable for consequential damages arising out of any loss of the use of the Premises or any equipment or facilities therein by Tenant or any Tenant’s Parties or for interference with light or other incorporeal hereditaments. Tenant agrees to give prompt notice to Landlord in case of fire or accidents at the Premises, or of defects in the Building or in the fixtures or equipment.

(b) Indemnification.

     (i) Tenant will be liable for, and agrees, to the maximum extent permissible under applicable law, to promptly indemnify, protect, defend and hold harmless Landlord and all Landlord Indemnified Parties, from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs, including legal fees and court costs (collectively, “Tenan Indemnified Claims”), arising or resulting from (A) any act or omission of Tenant or any Tenant’s Parties (as defined in Subparagraph 8(c) above); (B) the use of the Premises and conduct of Tenant’s business by Tenant or any Tenant’s Parties, or any other activity, work or thing done, permitted or suffered by Tenant or any Tenant’s Parties, in or about the Premises; and/or (C) any default by Tenant of any obligations on Tenant’s part to be performed under the terms of this Lease. In case any action or proceeding is brought against Landlord or any Landlord Indemnified Parties by reason of any such Tenant Indemnified Claims, Tenant, upon notice from Landlord, agrees to promptly defend the same at Tenant’s sole cost and expense by counsel approved in writing by Landlord, which approval Landlord will not unreasonably withhold.

     (ii) Landlord will be liable for, and agrees, to the maximum extent permissible under applicable law to promptly indemnify, protect, defend and hold harmless Tenant and all Tenant Parties, from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs, including legal fees and court costs (collectively, “Landlord Indemnified Claims”) to the extent (A) such injury, illness, death or damage is caused by the gross negligence or willful misconduct of Landlord or any members, partners, officers, directors, agents, or employees of Landlord and (B) such Landlord Indemnified Claim is not included within the risks insured against under the insurance that Tenant is required to carry under Paragraph 19 below. In case any action or proceeding is brought against Tenant or any Tenant Parties by reason of any such Landlord Indemnified Claims, Landlord, upon notice from Tenant, agrees to promptly defend the same at Landlord’s sole cost and expense by counsel approved in writing by Tenant, which approval Tenant will not unreasonably withhold. Notwithstanding anything to the contrary set forth in this Subparagraph 18(b) or elsewhere in this Lease, in no event shall Landlord be liable for any consequential or remote damages, or for loss of or damage to artwork, currency, jewelry, bullion, securities or other property at the Premises, not in the nature of ordinary fixtures, furnishings, equipment and other property used in general office, light manufacturing and assembly activities and functions.

(c) Survival; No Release of Insurers. Tenant’s indemnification obligations under Subparagraph 18(b) will survive the expiration or earlier termination of this Lease. Tenant’s covenants, agreements and indemnification obligation in Subparagraphs 18(a) and 18(b) above, are not intended to and will not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease.

19. INSURANCE.

(a) Tenant’s Insurance. On or before the Commencement Date, and continuing throughout the entire Term hereof and any other period of occupancy, Tenant agrees to keep in full force and effect, at its sole cost and expense, the following insurance:

     (i) Insurance against physical loss or damage to the Premises and any office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises, as provided under a special form property insurance policy including but not limited to flood, (if the Premises is in a flood zone) and earthquake coverage in amounts not less than the actual replacement cost of the Premises and any equipment, except that for earthquake and flood coverage, the amount shall be not less than $5,000,000. Such policies shall contain a replacement cost endorsement, an agreed amount endorsement deleting any co-insurance provisions, a law and ordinance endorsement, and shall contain deductibles not more than $50,000 per occurrence, except for earthquake and flood insurance, for which the deductible shall be not more than $100,000 per occurrence.

     (ii) Comprehensive boiler and machinery and equipment breakdown insurance on any of the machinery and equipment on a full replacement cost basis on or in the Premises. The insurance required under this Subparagraph 19(a)(ii) can be covered under a blanket umbrella insurance policy so long as the Premises (and coverage limits) are separately specified on such policy and the coverage afforded thereby is not diminished or reduced by losses relating to other properties covered by such policy.

     (iii) Business income/interruption insurance to include loss of business interruption at limits sufficient to cover 100% of the annual revenues minus any non-fixed expenses payable by Tenant to Landlord with a period of indemnity not less than eighteen (18) months from time of loss.

     (iv) During any period in which substantial alterations at the Premises are being undertaken, builder’s risk insurance covering the total completed value including any “soft costs” with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of the Premises, together with such “soft cost” endorsements and such other endorsements as Landlord may require and general liability, worker’s compensation and automobile liability insurance with respect to the improvements being constructed, altered or repaired.

     (v) Commercial general liability insurance (including but not limited to liquor liability if liquor will be sold or distributed on the Premises) and business automobile liability insurance (including owned, non-owned and hired automobile liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Premises, in an amount not less than $10,000,000 per occurrence/annual aggregate and all other coverage extensions that are usual and customary for properties of this size and type.

     (vi) Worker’s compensation insurance covering all persons employed by Tenant in connection with any work done on or about any of the Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or the Premises or, in lieu of such Worker’s Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State of Colorado.

     (vii) Such other insurance (or other terms with respect to any insurance required pursuant to this Paragraph 19, including without limitation amounts of coverage, deductibles, and form of mortgagee clause) as Landlord may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size, use and location to the Premises.

(b) Supplemental Tenant Insurance Requirements.

     (i) Each carrier providing any insurance, or portion thereof, required by this Paragraph 19 shall be licensed to do business in the jurisdiction in which the Premises is located, and shall have a claims paying ability rating by S&P of not less than “A” by Fitch, Inc. of not less than “A” and an A.M. Best Company, Inc. rating of not less than A:VIII and financial size category of not less than X. The insurance policies (1) shall be for such terms as Landlord may reasonably approve and (2) shall be in full replacement cost amounts sufficient at all times to satisfy any agreed amount requirements thereof.

     (ii) The insurance referred to in Subparagraphs 19(a)(i), (ii), (iii) and (iv) shall name Landlord as loss payee and Fortress Credit Corp., Drawbridge Special Opportunities Fund LP, its successors and/or assigns (or any other mortgagee of Landlord designated in writing by Landlord) as loss payee and mortgagee. The insurance referred to in Subparagraphs 19(a)(v) shall name Landlord, Landlord’s partners, members and property manager (and at Landlord’s request, Landlord’s mortgagees of which Tenant has been informed in writing) as additional insureds. The insurance referred to in Subparagraphs 19(a)(i), (ii), (iii), (iv) and (v) must also contain a provision that the insurance afforded by such policies is primary insurance and any insurance carried by Landlord and Landlord’s property manager or Landlord’s mortgagees, if any, will be excess over and non-contributing with Tenant’s insurance.

     (iii) If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain or cause to be obtained new or additional insurance reasonably satisfactory to Landlord.

     (iv) Each policy required by any provision of Subparagraph 19(a), except Subparagraph 19(a)(ii), shall provide that it may not be materially changed, reduced in coverage, cancelled or otherwise terminated except after thirty (30) days’ prior notice to Landlord and Landlord’s mortgagee, if any. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (1) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (2) the occupation or use of any of the Premises for purposes more hazardous than those permitted by the provisions of such policy, (C) any foreclosure or other action or proceeding taken by Landlord’s mortgagee, if any, pursuant to any provision of the documents evidencing or securing the subject loan upon the happening of an event of default therein, or (D) any change in title to or ownership of any of the Premises.

     (v) Tenant is hereby notified that unless Tenant provides Landlord with evidence of the insurance coverage required by this Lease, Landlord may purchase insurance at Tenant’s expense to protect Landlord’s interests in the Premises, which insurance may, but need not, protect the interests of Tenant. The coverage purchased by Landlord may not pay any claim made by Tenant or any claim made against Tenant in connection with the Premises. Tenant may later cancel any insurance purchased by Landlord, but only after providing Landlord with evidence that Tenant has obtained the insurance as required by this Lease. If Landlord purchases insurance, Tenant will be responsible for the costs of such insurance, including interest and any other charges imposed in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be paid by Tenant to Landlord within ten (10) days after written demand by Landlord and shall be deemed additional rent for all purposes hereunder. The costs of such insurance may be greater than the cost of insurance the Tenant may be able to obtain for itself.

     (vi) Anything in this Paragraph 19 to the contrary notwithstanding, any insurance which Tenant is required to obtain or cause to be obtained pursuant to this Paragraph 19 may be carried under a “blanket” or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such “blanket” or umbrella policy or policies otherwise comply with the provisions of this Paragraph 19 and provided further that Tenant shall provide to Landlord a statement of values which shall be reviewed annual and amended as necessary based on replacement cost valuations. The original or a certified copy of each such “blanket” or umbrella policy shall promptly be delivered to Landlord.

     (vii) On or before the Commencement Date, Tenant shall deliver to Landlord copies of insurance policies required to be maintained under this Lease and certificates of insurance (dated not more than twenty (20) days prior to the Commencement Date) evidencing such insurance coverages, together with endorsements reasonably satisfactory to Landlord naming the parties required by this Paragraph 19 to be named as additional insureds and loss payees under such policies. With respect to any renewal or replacement insurance obtained after the Commencement Date, Tenant agrees to deliver to Landlord, as soon as practicable, the required insurance certificate(s) of insurance evidencing the existence of such insurance and Tenant’s compliance with the provisions of this Paragraph 19. Tenant agrees to deliver renewal policies or certificates to Landlord not less than thirty (30) days prior to the expiration date(s) of any expiring policy or policies. If any policies or certificates required to be furnished pursuant to this Subparagraph 19(b)(vii) are not furnished within the time(s) specified herein, Tenant will be deemed to be in material default under this Lease without the benefit of any additional notice or cure period provided in Subparagraph 22(a)(iii) below.

     (viii) Landlord makes no representation that the limits of liability required to be carried by Tenant under the terms of this Lease are adequate to protect Tenant’s interests and Tenant should obtain such additional insurance or increased liability limits as Tenant deems appropriate.

(d) Waiver of Subrogation. Landlord’s and Tenant’s property insurance shall each contain a clause whereby the insurer waives all rights of recovery by way of subrogation against the other party. All policies shall also contain full waivers of subrogation against any mortgagees of Landlord. Tenant shall also obtain and furnish evidence to Landlord of the waiver by Tenant’s worker’s compensation insurance carrier of all rights of recovery by way of subrogation against Landlord and any mortgagees of Landlord.

20. DAMAGE OR DESTRUCTION.

(a) Casualty. In case of damage to or destruction of the Premises, whether or not by a risk required to be covered by insurance as set forth in Paragraph 19 of this Lease, this Lease shall not terminate and Tenant shall promptly restore, rebuild, replace or repair (hereinafter referred to as “Restore” or “Restoration”) the Premises to substantially the same condition as existed immediately prior to such damage or destruction. Tenant shall pay all costs of such Restoration whether or not such costs are covered by insurance. Such Restoration shall be commenced promptly but in no event later than ninety (90) days after the casualty and shall thereafter be prosecuted with due diligence. Notwithstanding the foregoing, however, in the case of damage to or destruction of the Premises during the last twelve (12) months of the Term that will render the Premises inaccessible or unusable for purposes of conducting Tenant’s business for a period of ninety (90) days or more, Tenant may elect to terminate this Lease by giving Landlord written notice of such election within thirty (30) days following the casualty, in which event Tenant shall have no obligation to Restore the Premises; provided, however, Tenant shall, at its cost, clear the Premises of debris and return the same to a safe and clean condition, and deliver any insurance proceeds to Landlord in accordance with Subparagraph 20(e) below. If Tenant elects to terminate this Lease in accordance with this paragraph, this Lease shall terminate thirty (30) days following the date Landlord receives Tenant’s written notice of such election (the “Termination Date”) upon the payment by Tenant of all rent and all other sums then due and payable under this Lease to and including the Termination Date. Said termination shall not release Tenant from the obligations and liabilities of Tenant under this Lease, actual or contingent, which have accrued on or prior to the Termination Date.

(b) Reconstruction and Repair Requirements.

     (i) Prior to commencing the Restoration, Tenant shall deliver to Landlord plans and specifications prepared by an independent architect licensed in the State of Colorado, having at least five (5) years of experience as an architect and reasonably satisfactory to Landlord (an “Approved Architect”), any and all material contractors, subcontractors and materialmen engaged in the Restoration and the contracts and subcontracts under which they have been engaged, contractor’s cost estimates, architect’s certificates, waivers of liens, sworn statements of mechanics and materialmen and such other evidence of costs, percentage completion of construction, application of payments, and satisfaction of liens as

Landlord may reasonably require. Tenant shall obtain Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed, of all items provided to Landlord pursuant to the preceding sentence.

     (ii) The Restoration work shall be constructed in strict accordance with the plans and specifications approved by Landlord and shall comply in all respects with the following: (1) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (2) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (3) building material manufacturer’s specifications.

     (iii) All contractors and materialmen performing services in connection with the Restoration shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease. Certificates for all insurance carried pursuant to this Subparagraph 20(b)(iii) shall be delivered to Landlord before the commencement of construction of the Restoration work. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. All policies carried under this Subparagraph 20(b)(iii) shall insure Landlord (and any other party designed by Landlord) and Tenant, as their interests may appear. All insurance, except Workers’ Compensation, maintained by any persons performing work at the Premises shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Restoration work and naming Landlord as a co-obligee.

     (iv) At the conclusion of construction, (1) Tenant shall cause the Approved Architect and the contractor (A) to update the previously approved plans and specifications as necessary to reflect all changes made to such plans and specifications during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings, and (2) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the Restoration work.

     (v) Subject to the foregoing, the Restoration work shall be performed in accordance with Paragraph 13 hereof (and for purposes of such Paragraph 13, the Restoration work shall be treated as an Alteration).

(c) No Rent Abatement During Reconstruction. There shall be no rent abatement during Restoration of the Premises or during that period after any casualty and prior to commencement of Restoration.

(d) Adjustment of Loss and Disbursement of Insurance Proceeds upon Restoration.

     (i) Tenant hereby authorizes and empowers Landlord and any mortgagee of Landlord, as attorney-in-fact for Tenant to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds of the insurance policies maintained pursuant to Subparagraph 19(a)(i) above less expenses incurred by Landlord and any mortgagee of Landlord in the collection of such proceeds (“Proceeds”); provided, however, that nothing contained in this Paragraph shall require such parties to incur any expense or take any action hereunder. Tenant further authorizes Landlord or, if required by any loan documents, Landlord’s mortgagee, to hold the balance of such Proceeds to be used to pay directly to such contractor or reimburse Tenant for the cost of Restoration of the Premises.

     (ii) The Proceeds shall be disbursed by Landlord or Landlord’s mortgagee, as the case may be to, or as directed by, Tenant from time to time during the course of the Restoration, but not more frequently than once a month and in requested amounts of not less than $50,000, upon receipt of evidence satisfactory to Landlord and Landlord’s mortgagee that (1) all materials being installed and work and labor to be performed in connection with such payment have been installed or completed, as applicable, and will be paid for in full following such payment, (2) there exist no notices of pendency, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Premises, and (3) executed partial or final mechanic’s lien releases for all work performed and materials furnished which shall comply with the appropriate provisions of Colorado law covering labor rendered and materials delivered.

     (iii) Tenant agrees that, if at any time during the Restoration, the cost of completing such Restoration, as reasonably determined by Landlord, exceeds the undisbursed Proceeds, Tenant shall, promptly upon demand by Landlord, deposit the amount of such excess with Landlord or Landlord’s mortgagee, and Landlord or Landlord’s mortgagee, as the case may be, shall first disburse such deposit to pay for the costs of such Restoration on the same terms and conditions as the insurance proceeds are disbursed. If Tenant deposits such excess with Landlord and if, after completion of the Restoration, any funds remain from the combination of insurance proceeds and the funds so deposited with Landlord by Tenant, and if no default shall have occurred and be continuing, then Landlord shall disburse to Tenant such remaining funds (together with any interest earned thereon). In no event shall Landlord be obligated to make disbursements of Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Approved Architect, less a retainage equal to ten percent (10%) of such costs incurred until the Restoration has been completed. The retainage shall in no event be less than the amount actually held back by Tenant from contractors, subcontractors and materialmen engaged in the Restoration. The retainage shall not be released until the Approved Architect certifies to Landlord and Landlord mortgagee, if any, that the Restoration has been completed substantially in accordance with the provisions of this Paragraph 20 and that all material approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental authorities, and Landlord receives evidence reasonably satisfactory to Landlord that the costs of the Restoration have been paid in full or will be paid in full out of the retainage.

     (iv) Notwithstanding anything contained herein to the contrary, if any mortgagee of Landlord does not make the Proceeds available for the Restoration work, then, within ninety (90) days following such casualty, Landlord shall, at Landlord’s election, either (1) terminate this Lease as provided in this Subparagraph or (2) make available to Tenant funds in the amount of the Proceeds for the purpose of performing the Restoration work. If Landlord elects to terminate this Lease in accordance with this Subparagraph, this Lease shall terminate thirty (30) days following the date Tenant receives Landlord’s written notice of such election, in which event Tenant shall (A) at its cost, clear the Premises of debris and return the same to a safe and clean condition, and deliver any insurance proceeds to Landlord in accordance with Subparagraph 20(e) below and (B) pay to Landlord all rent and all other sums then due and payable under this Lease to and including the date this Lease terminates pursuant to this Subparagraph. Said termination shall not release Tenant from the obligations and liabilities of Tenant under this Lease, actual or contingent, which have accrued on or prior to such termination.

(e) Disbursement of Insurance Proceeds upon Termination. Upon any termination of this Lease under the provisions of this Paragraph 20, all proceeds from insurance policies maintained under Subparagraph 19(b) (other than proceeds attributable to Tenant’s personal property) shall be disbursed and paid to Landlord, less such amounts that are used by Tenant in clearing any debris from the Premises and returning the Premises to a safe and clean condition as required by this Paragraph 20.

(f) Waiver of Termination. The agreements contained in this Paragraph 20 provide a material part of the consideration for this Lease and in bargaining for and obtaining its rights under this Paragraph 20, Tenant waives any right to terminate this Lease under applicable law.

21. EMINENT DOMAIN.

(a) Total or Partial Taking. If the whole or substantially the whole of the Building or the parking facilities reasonably necessary for Tenant’s full enjoyment of the Premises is taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain or is sold to the condemning authority in lieu of condemnation, then this Lease will terminate as of the earlier of the date when title to or physical possession of the Building or the parking facilities are taken by the condemning authority. If less than substantially the whole of the Building or the parking facilities are thus taken or sold and if, after such partial taking, in Landlord’s reasonable judgment, alteration or reconstruction of the Building or the parking facilities, as the case may be, is not economically justified, Landlord may terminate this Lease by giving written notice to Tenant within sixty (60) days after the taking or sale. Similarly, Tenant shall have the right to terminate this Lease if a substantial portion of the Building or the parking facilities is taken by exercise of the power of eminent domain and the remaining portion of the Building or the parking facilities, as the case may be, is not reasonably suitable for Tenant to continue its operations at the Premises in an economically viable fashion because of such partial taking or sale. Such termination by Tenant must be exercised by written notice to Landlord given not later than sixty (60) days after Tenant is notified of the taking or sale in the final form awarded or agreed to by Landlord. Termination by Landlord or Tenant shall be effective as of the date of such taking. If neither Landlord nor Tenant elects to terminate this Lease upon a partial taking or sale of a portion of the Premises, the Monthly Base Rent payable under this Lease will be diminished in the proportions of the usefulness of the Premises for the conduct of Tenant’s business. If this Lease is not terminated upon a partial taking or sale, this Lease shall terminate as to the portion of the Premises so taken as of the date of such taking and shall remain in full force and effect as to the portion of the Premises not so taken, and the Monthly Base Rent shall be equitably reduced as of the date of such taking.

(b) Award. If all or any part of the Premises is taken by exercise of the power of eminent domain, all awards, compensation, damages, income, rent and interest payable in connection with such taking shall, except as expressly set forth in this Subparagraph 21(b), be paid to and become the property of Landlord, and Tenant hereby assigns to Landlord all of the foregoing. Without limiting the generality of the foregoing, Tenant shall have no claim against Landlord or the entity exercising the power of eminent domain for the value of the leasehold estate created by this Lease or any unexpired term of this Lease. Tenant shall have the right to claim and receive directly from the entity exercising the power of eminent domain only the share of any award determined to be owing to Tenant for the taking of improvements installed in the portion of the Premises so taken by Tenant at Tenant’s sole cost and expense based on the unamortized cost actually paid by Tenant for such improvements, for the taking of Tenant’s movable furniture, equipment, trade fixtures and personal property, for loss of goodwill, for interference with or interruption of Tenant’s business, or for removal and relocation expenses.

22. DEFAULTS AND REMEDIES.

(a) Defaults. The occurrence of any one or more of the following events will be deemed a default by Tenant:

(i) The vacation of the Premises by Tenant for fifteen (15) days or longer, unless adequate security procedures have been reasonably approved by Landlord and maintained in force by Tenant at Tenant’s sole cost and expense in order to avoid vandalism at the Premises.

(ii) The failure by Tenant to (A) make any payment of Monthly Base Rent required to be made by Tenant hereunder within three (3) business days after such payment becomes due (provided that the first two (2) occurrences of such a delinquency in any twelve (12) month period shall be a default only if Tenant fails to cure each of such delinquencies within three (3) business days after written notice from Landlord thereof) or (B) make any payment of additional rent or any other payment required to be made by Tenant hereunder (other than Monthly Base Rent) within five (5) business days after such payment becomes due (provided that the first two (2) occurrences of such a delinquency in any twelve (12) month period shall be a default only if Tenant fails to cure each of such delinquencies within five (5) business days after written notice from Landlord thereof).

(iii) The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Subparagraph 22(a)(i) or (ii) above, where such failure continues (where no other period of time is expressly provided) for a period of ten (10) days after written notice thereof from Landlord to Tenant. The provisions of any such notice will be in lieu of, and not in addition to, any notice required under applicable law. If the nature of Tenant’s default is such that more than ten (10) days are reasonably required for its cure, then Tenant will not be deemed to be in default if Tenant diligently commences such cure within such ten (10) day period and thereafter diligently prosecutes such cure to completion.

(iv) (A) The making by Tenant of any general assignment for the benefit of creditors; (B) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (C) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (D) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where such seizure is not discharged within thirty (30) days.

(b) Landlord’s Remedies; Termination. In the event of any default by Tenant, in addition to any other remedies available to Landlord at law or in equity under applicable law, Landlord will have the immediate right and option to terminate this Lease and all rights of Tenant hereunder, but subject to the forcible entry and detainer laws of Colorado. If Landlord elects to terminate this Lease then, to the extent permitted under applicable law, Landlord may recover from Tenant (i) The worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rent loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rent loss that Tenant proves could be reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, results therefrom including, but not limited to: legal fees and costs; brokers’ commissions; the costs of refurbishment, alterations, renovation and repair of the Premises, and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant’s personal property, equipment, fixtures, Alterations, the Tenant Improvements and any other items which Tenant is required under this Lease to remove but does not remove, as well as the unamortized value of any free rent, reduced rent, free parking, reduced rate parking and any Tenant Improvement Allowance or other costs or economic concessions provided, paid, granted or incurred by Landlord pursuant to this Lease. The unamortized value of such concessions shall be determined by taking the total value of such concessions and multiplying such value by a fraction, the numerator of which is the number of months of the Lease Term not yet elapsed as of the date on which the Lease is terminated, and the denominator of which is the total number of months of the Lease Term. As used in Subparagraphs 22(b)(i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the Interest Rate. As used in Subparagraph 22(b)(iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(c) Landlord’s Remedies; Re-Entry Rights. In the event of any default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, but subject to the forcible entry and detainer laws of Colorado, Landlord will also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere and/or disposed of at the sole cost and expense of and for the account of Tenant in accordance with the provisions of Subparagraph 13(h) of this Lease or any other procedures permitted by applicable law. No re-entry or taking possession of the Premises by Landlord pursuant to this Subparagraph 22(c) will be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction.

(d) Landlord’s Remedies; Re-Letting. In the event of the abandonment of the Premises by Tenant or in the event that Landlord elects to re-enter the Premises or takes possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, then if Landlord does not elect to terminate this Lease, Landlord may from time to time, without terminating this Lease, either recover all rent as it becomes due or relet the Premises or any part thereof on terms and conditions as Landlord in its sole and absolute discretion may deem advisable with the right to make alterations and repairs to the Premises in connection with such reletting. If Landlord elects to relet the Premises, then rents received by Landlord from such reletting will be applied: first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any cost of such reletting; third, to the payment of the cost of any alterations and repairs to the Premises incurred in connection with such reletting; fourth, to the payment of rent due and unpaid hereunder and the residue, if any, will be held by Landlord and applied to payment of future rent as the same may become due and payable hereunder. Should that portion of such rents received from such reletting during any month, which is applied to the payment of rent hereunder, be less than the rent payable during that month by Tenant hereunder, then Tenant agrees to pay such deficiency to Landlord immediately upon demand therefor by Landlord. Such deficiency will be calculated and paid monthly.

(e) Landlord’s Remedies; Performance for Tenant. All covenants and agreements to be performed by Tenant under any of the terms of this Lease are to be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent. If Tenant fails to pay any sum of money legitimately owed to any party other than Landlord for which it is liable under this Lease, or if Tenant fails to perform any other act on its part to be performed hereunder, and such failure continues for ten (10) days after notice thereof by Landlord, Landlord may, without waiving or releasing Tenant from its obligations, but shall not be obligated to, make any such payment or perform any such other act to be made or performed by Tenant. Tenant agrees to reimburse Landlord upon demand for all sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the Interest Rate, from the date of such payment by Landlord until reimbursed by Tenant. This remedy shall be in addition to any other right or remedy of Landlord set forth in this Paragraph 22.

(f) Late Payment. If Tenant fails to pay any installment of rent within five (5) days of when due or if Tenant fails to make any other payment for which Tenant is obligated under this Lease within five (5) days of when due, such late amount will accrue interest at the Interest Rate and Tenant agrees to pay Landlord as additional rent such interest on such amount from the date such amount becomes due until such amount is paid. In addition, Tenant agrees to pay to Landlord concurrently with such late payment amount, as additional rent, a late charge equal to five percent (5%) of the amount due to compensate Landlord for the extra costs Landlord will incur as a result of such late payment. The parties agree that (i) it would be impractical and extremely difficult to fix the actual damage Landlord will suffer in the event of Tenant’s late payment, (ii) such interest and late charge represents a fair and reasonable estimate of the detriment that Landlord will suffer by reason of late payment by Tenant, and (iii) the payment of interest and late charges are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of any such interest and late charge will not constitute a waiver of the Tenant’s default with respect to the overdue amount, or prevent Landlord from exercising any of the other rights and remedies available to Landlord. If Tenant incurs a late charge more than three (3) times in any period of twelve (12) months during the Lease Term, then, notwithstanding that Tenant cures the late payments for which such late charges are imposed, Landlord will have the right to require Tenant thereafter to pay all installments of Monthly Base Rent quarterly in advance throughout the remainder of the Lease Term.

(g) Rights and Remedies Cumulative. All rights, options and remedies of Landlord contained in this Lease will be construed and held to be cumulative, and no one of them will be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Paragraph 22 will be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease.

(h) Mitigation of Damages. All of the foregoing remedies and rights of Landlord in the event of default by Tenant, shall be subject to Landlord’s duty to mitigate its own damages in accordance with applicable Colorado state law.

23. LANDLORD’S DEFAULT. Landlord will not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord’s failure to perform; provided however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord will not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any default by Landlord, Tenant may exercise any of its rights provided at law or in equity, subject to the limitations on liability set forth in Paragraph 35 of this Lease.

24. ASSIGNMENT AND SUBLETTING.

(a) Restriction on Transfer. Except as expressly provided in this Paragraph 24, Tenant will not, either voluntarily or by operation of law, assign or encumber this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use or occupancy of the Premises by any party other than Tenant (any such assignment, encumbrance, sublease or the like will sometimes be referred to as a “Transfer”), without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold or delay.

(b) Corporate and Partnership Transfers. For purposes of this Paragraph 24, if Tenant is a corporation, partnership or other entity, any transfer, assignment, encumbrance or hypothecation of twenty-five percent (25%) or more (individually or in the aggregate) of any stock or other ownership interest in such entity, and/or any transfer, assignment, hypothecation or encumbrance of any controlling ownership or voting interest in such entity, will be deemed a Transfer and will be subject to all of the restrictions and provisions contained in this Paragraph 24. Notwithstanding the foregoing, the immediately preceding sentence will not apply to any transfers of stock of Tenant if Tenant is a publicly-held corporation and such stock is transferred publicly over a recognized security exchange or over-the-counter market.

(c) Permitted Controlled Transfers. Notwithstanding the provisions of this Paragraph 24 to the contrary, Tenant may assign this Lease or sublet the Premises or any portion thereof (“Permitted Transfer”), without Landlord’s consent and without extending any sublease termination option to Landlord, to any parent, subsidiary or affiliate corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant’s business as a going concern, provided that: (i) at least twenty (20) days prior to such assignment or sublease, Tenant delivers to Landlord the financial statements and other financial and background information of the assignee or sublessee described in Subparagraph 24(d) below; (ii) if an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or if a sublease, the sublessee of a portion of the Premises or Term assumes, in full, the obligations of Tenant with respect to such portion); (iii) the financial net worth of the assignee or sublessee as of the time of the proposed assignment or sublease equals or exceeds that of Tenant as of the date of execution of this Lease; (iv) Tenant remains fully liable under this Lease; and (v) the use of the Premises under Paragraph 8 remains unchanged.

(d) Transfer Notice. If Tenant desires to effect a Transfer, then at least thirty (30) days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant agrees to give Landlord a notice (the “Transfer Notice”), stating the name, address and business of the proposed assignee, sublessee or other transferee (sometimes referred to hereinafter as “Transferee”), reasonable information (including references) concerning the character, ownership, and financial condition of the proposed Transferee, the Transfer Date, any ownership or commercial relationship between Tenant and the proposed Transferee, and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord may reasonably require. If Landlord reasonably requests additional detail, the Transfer Notice will not be deemed to have been received until Landlord receives such additional detail, and Landlord may withhold consent to any Transfer until such information is provided to it.

(e) Landlord’s Options. Within fifteen (15) days of Landlord’s receipt of any Transfer Notice, and any additional information requested by Landlord concerning the proposed Transferee’s financial responsibility, Landlord will elect to do one of the following (i) consent to the proposed Transfer or (ii) refuse such consent, which refusal shall be on reasonable grounds including, without limitation, those set forth in Subparagraph 24(f) below.

(f) Reasonable Disapproval. Landlord and Tenant hereby acknowledge that Landlord’s disapproval of any proposed Transfer pursuant to Subparagraph 24(e) will be deemed reasonably withheld if based upon any reasonable factor, including, without limitation, any or all of the following factors: (i) the use of the Premises by the Transferee (A) is not permitted by the use provisions in Paragraph 8 hereof, or (B) otherwise poses a risk of increased liability to Landlord; (ii) the Transferee does not have the financial capability to fulfill the obligations imposed by the Transfer and this Lease; or (iii) the Transferee poses a business or other economic risk which Landlord reasonably deems unacceptable.

(g) Additional Conditions. A condition to Landlord’s consent to any Transfer of this Lease will be the delivery to Landlord of a true copy of the fully executed instrument of assignment, sublease, transfer or hypothecation, and, in the case of an assignment, the delivery to Landlord of an agreement executed by the Transferee in form and substance reasonably satisfactory to Landlord, whereby the Transferee assumes and agrees to be bound by all of the terms and provisions of this Lease and to perform all of the obligations of Tenant hereunder. As a condition for granting its consent to any assignment or sublease, Landlord may require that, upon a default by Tenant under the terms of this Lease, the assignee or sublessee remit directly to Landlord on a monthly basis, all monies due to Tenant by said assignee or sublessee. As a condition to Landlord’s consent to any sublease, such sublease must provide that it is subject and subordinate to this Lease and to all mortgages; that Landlord may enforce the provisions of the sublease, including collection of rent; that in the event of termination of this Lease for any reason, including without limitation a voluntary surrender by Tenant, or in the event of any reentry or repossession of the Premises by Landlord, Landlord may, at its option, either (i) terminate the sublease, or (ii) take over all of the right, title and interest of Tenant, as sublessor, under such sublease, in which case such sublessee will attorn to Landlord, but that nevertheless Landlord will not (1) be liable for any previous act or omission of Tenant under such sublease, (2) be subject to any defense or offset previously accrued in favor of the sublessee against Tenant, or (3) be bound by any previous modification of any sublease made without Landlord’s written consent, or by any previous prepayment by sublessee of more than one month’s rent.

(h) Excess Rent. If Landlord consents to any assignment of this Lease, Tenant agrees to pay to Landlord, as additional rent, fifty percent (50%) of all sums and other consideration payable to and for the benefit of Tenant by the assignee on account of the assignment, as and when such sums and other consideration are due and payable by the assignee to or for the benefit of Tenant (or, if Landlord so requires, and without any release of Tenant’s liability for the same, Tenant agrees to instruct the assignee to pay such sums and other consideration directly to Landlord). If for any sublease, Tenant receives rent or other consideration, either initially or over the term of the sublease, in excess of the rent fairly allocable to the portion of the Premises which is subleased based on square footage, Tenant agrees to pay to Landlord as additional rent fifty percent (50%) of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt. In calculating excess rent or other consideration which may be payable to Landlord under this Subparagraph, Tenant will be entitled to recapture, on an amortized basis over the term of the sublease or assignment, any commercially reasonably third party brokerage commissions and legal fees paid by Tenant in connection with the subletting or assignment and any improvement allowance paid by Tenant to the subtenant or assignee (collectively the “Assignment or Subletting Costs”), provided that, as a condition to Tenant recapturing the Assignment or Subletting Costs, Tenant shall provide to Landlord, within ninety (90) days of Landlord’s execution of Landlord’s consent to the assignment or subletting, a detailed accounting of the Assignment or Subletting Costs and supporting documents, such as receipts and construction invoices. To effect the foregoing, Tenant shall deduct from the monthly amounts received by Tenant from the subtenant or assignee as rent or consideration (i) the Monthly Base Rent payable by Tenant to Landlord for the subject space and (ii) the incremental amount, on an amortized basis, of the Assignment or Subletting Costs, and fifty (50%) of the then remaining sum shall be paid promptly to Landlord.

(i) Intentionally Deleted.

(j) No Release. No Transfer will release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. Landlord may require that any Transferee remit directly to Landlord on a monthly basis, all monies due Tenant by said Transferee, in which event Landlord agrees to promptly notify Tenant of such requirement. However, the acceptance of rent by Landlord from any other person will not be deemed to be a waiver by Landlord of any provision hereof. Consent by Landlord to one Transfer will not be deemed consent to any subsequent Transfer. In the event of default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor. Landlord may consent to subsequent assignments of this Lease or sublettings or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions will not relieve Tenant of liability under this Lease.

(k) Administrative and Legal Fees. If Tenant effects a Transfer or requests the consent of Landlord to any Transfer (whether or not such Transfer is consummated), then, upon demand, Tenant agrees to pay Landlord a non-refundable administrative fee of Two Hundred Fifty Dollars ($250.00), plus any reasonable legal and paralegal fees incurred by Landlord in connection with such Transfer or request for consent. Acceptance of the Two Hundred Fifty Dollar ($250.00) administrative fee and/or reimbursement of Landlord’s legal and paralegal fees will in no event obligate Landlord to consent to any proposed Transfer.

25. SUBORDINATION. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any mortgagee or beneficiary with a deed of trust encumbering the Premises, or any lessor of a ground or underlying lease with respect to the Premises, this Lease will be subject and subordinate at all times to: (i) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises; and (ii) the lien of any mortgage or deed of trust which may now exist or hereafter be executed for which the Premises or any leases thereof, or Landlord’s interest and estate in any of said items, is specified as security; provided, however, that the subordination of this Lease to any mortgage or deed of trust or any ground or underlying lease is subject to Tenant’s receipt of a commercially reasonable non-disturbance agreement from the holder of such mortgage or deed of trust or such ground or underlying lease, which agreement does not materially alter the rights and benefits of Tenant hereunder. Notwithstanding the foregoing, Landlord reserves the right to subordinate any such ground leases or underlying leases or any such liens to this Lease. If any such ground lease or underlying lease terminates for any reason or any such mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, at the election of Landlord’s successor in interest, Tenant agrees to attorn to and become the tenant of such successor in which event Tenant’s right to possession of the Premises will not be disturbed as long as Tenant is not in default under this Lease. Tenant hereby waives its rights under any law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale. Tenant covenants and agrees to execute and deliver, upon demand by Landlord and in the form reasonably required by Landlord, any additional documents evidencing the priority or subordination of this Lease and Tenant’s attornment agreement with respect to any such ground lease or underlying leases or the lien of any such mortgage or deed of trust. If Tenant fails to sign and return any such documents within twenty-one (21) days of receipt, Tenant will be in default hereunder.

26. ESTOPPEL CERTIFICATE.

(a) Tenant’s Obligations. Within twenty-one (21) days following any written request which Landlord may make from time to time, Tenant agrees to execute and deliver to Landlord a statement, in a form substantially similar to the form of Exhibit “C” attached hereto or as may reasonably be required by Landlord’s lender, certifying: (i) the date of commencement of this Lease; (ii) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, and stating the date and nature of such modifications); (iii) the date to which the rent and other sums payable under this Lease have been paid; (iv) that there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement; and (v) such other matters as are described in Exhibit C or are otherwise reasonably requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Paragraph 26 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Premises or any interest therein.

(b) Tenant’s Failure to Deliver. Tenant’s failure to deliver such statement within such time will be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord’s performance, and (iii) that not more than one (1) month’s rent has been paid in advance. Without limiting the foregoing, if Tenant fails to deliver any such statement within such twenty-one (21)-day period, Landlord may deliver to Tenant an additional request for such statement and Tenant’s failure to deliver such statement to Landlord within ten (10) days after delivery of such additional request will constitute a default under this Lease. Tenant agrees to indemnify and protect Landlord from and against any and all claims, damages, losses, liabilities and expenses (including legal fees and costs) attributable to any failure by Tenant to timely deliver any such estoppel certificate to Landlord as required by this Paragraph 26, but only to the extent any such claims, damages, losses, liabilities or expenses are attributable solely or primarily to Tenant’s failure to deliver any such certificate.

27. SECURITY MEASURES. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Building closed, whether or not Landlord, at its option, elects to provide security protection for the Premises or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

28. INTENTIONALLY DELETED.

29. MODIFICATION AND CURE RIGHTS OF LANDLORD’S MORTGAGEES AND LESSORS.

(a) Modifications. If, in connection with Landlord’s obtaining or entering into any financing or ground lease for any portion of the Premises, the lender or ground lessor requests modifications to this Lease, Tenant, within ten (10) business days after request therefor, agrees to execute an amendment to this Lease incorporating such modifications, provided such modifications are reasonable and do not increase the obligations of Tenant under this Lease or adversely affect the leasehold estate created by this Lease.

(b) Cure Rights. In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Premises or ground lessor of Landlord whose address has been furnished to Tenant, and Tenant agrees to offer such beneficiary, mortgagee or ground lessor a reasonable opportunity to cure the default (including with respect to any such beneficiary or mortgagee, time to obtain possession of the Premises, subject to this

Lease and Tenant’s rights hereunder, by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure).

30. DEFINITION OF LANDLORD. The term “Landlord,” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, means and includes only the owner or owners, at the time in question, of the fee title of the Premises or the lessees under any ground lease, if any. In the event of any transfer, assignment or other conveyance or transfers of any such title (other than a transfer for security purposes only), Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) will be automatically relieved from and after the date of such transfer, assignment or conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, so long as the transferee assumes in writing all such covenants and obligations of Landlord arising after the date of such transfer. Landlord and Landlord’s transferees and assignees have the absolute right to transfer all or any portion of their respective title and interest in the Premises and/or this Lease without the consent of Tenant, and such transfer or subsequent transfer will not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease.

31. WAIVER. The waiver by either party of any breach of any term, covenant or condition herein contained will not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained, nor will any custom or practice which may develop between the parties in the administration of the terms hereof be deemed a waiver of or in any way affect the right of either party to insist upon performance in strict accordance with said terms. The subsequent acceptance of rent or any other payment hereunder by Landlord will not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. No acceptance by Landlord of a lesser sum than the basic rent and additional rent or other sum then due will be deemed to be other than on account of the earliest installment of such rent or other amount due, nor will any endorsement or statement on any check or any letter accompanying any check be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or other amount or pursue any other remedy provided in this Lease. The consent or approval of Landlord to or of any act by Tenant requiring Landlord’s consent or approval will not be deemed to waive or render unnecessary Landlord’s consent or approval to or of any subsequent similar acts by Tenant.

32. PARKING.

Tenant shall have, at no additional charge, exclusive right to all parking facilities for the Building in which the Premises are located and the right to assign the same.

33. INTENTIONALLY DELETED.

34. SIGNS. Subject to the terms of this Paragraph 34, Tenant may install identification signage in, on or about the Premises. The size, design, color and other physical aspects of any and all signage shall be subject to (i) Landlord’s prior written consent, which consent shall not be unreasonably withheld (ii) any covenants, conditions or restrictions governing the Premises, and (iii) any applicable municipal or governmental permits, approvals, guidelines and restrictions (including, without limitation, any guidelines issued or restrictions imposed by the City of Boulder). Tenant will be solely responsible for all costs for installation, maintenance, repair and removal of any Tenant identification sign(s). If Tenant fails to remove Tenant’s sign(s) upon termination of this Lease and repair any damage caused by such removal, Landlord may do so at Tenant’s sole cost and expense. Tenant agrees to reimburse Landlord for all costs incurred by Landlord to effect any installation, maintenance or removal on Tenant’s account, which amount will be deemed additional rent, and may include, without limitation, all sums disbursed, incurred or deposited by Landlord including Landlord’s costs, expenses and actual legal fees with interest thereon at the Interest Rate from the date of Landlord’s demand until paid by Tenant. Landlord agrees that Landlord shall not seek to name the Building or erect any signs related to or upon the Building indicating any entity’s identity other than Tenant’s during the term hereof. Tenant shall not seek to name the

Building or erect any signs related to or upon the Building indicating any other entity’s identity other than Tenant and other permitted occupants of the Building during the term hereof.

35. LIMITATION ON LIABILITY. In consideration of the benefits accruing hereunder, Tenant on behalf of itself and all successors and assigns of Tenant covenants and agrees that, in the event of any actual or alleged failure, breach or default hereunder by Landlord: (a) Tenant’s recourse against Landlord for monetary damages will be limited to Landlord’s interest in the Premises including, subject to the prior rights of any Mortgagee, Landlord’s interest in the rents of the Premises and any insurance proceeds payable to Landlord; (b) Except as may be necessary to secure jurisdiction of the partnership or company, no partner or member of Landlord shall be sued or named as a party in any suit or action and no service of process shall be made against any partner or member of Landlord; (c) No partner or member of Landlord shall be required to answer or otherwise plead to any service of process; (d) No judgment will be taken against any partner or member of Landlord and any judgment taken against any partner or member of Landlord may be vacated and set aside at any time after the fact; (e) No writ of execution will be levied against the assets of any partner or member of Landlord; (f) The obligations under this Lease do not constitute personal obligations of the individual members, partners, directors, officers or shareholders of Landlord, and Tenant shall not seek recourse against the individual members, partners, directors, officers or shareholders of Landlord or any of their personal assets for satisfaction of any liability in respect to this Lease; and (g) These covenants and agreements are enforceable both by Landlord and also by any partner or member of Landlord.

36. FINANCIAL STATEMENTS. Prior to the execution of this Lease by Landlord and at any time during the Term of this Lease upon ten (10) business days prior written notice from Landlord, Tenant agrees to provide Landlord with a current financial statement for Tenant and any guarantors of Tenant and financial statements for the two (2) years prior to the current financial statement year for Tenant and any guarantors of Tenant. Such statements are to be prepared in accordance with GAAP (as defined above) and, if such is the normal practice of Tenant, audited by an independent certified public accountant. Landlord agrees to keep the information in Tenant’s financial statements confidential and not to such disclose such information to any person or entity, except to any actual or prospective purchasers of the Premises, any actual or prospective lenders on the Premises, any actual or prospective investors in Landlord, and to the respective accountants, attorneys and advisors of Landlord and of each of the foregoing parties, and except as may be required by law or by court order.

37. QUIET ENJOYMENT. Landlord covenants and agrees with Tenant that upon Tenant paying the rent required under this Lease and paying all other charges and performing all of the covenants and provisions on Tenant’s part to be observed and performed under this Lease, Tenant may peaceably and quietly have, hold and enjoy the Premises in accordance with this Lease without hindrance or molestation by Landlord or its employees or agents.

38. MISCELLANEOUS.

(a) Conflict of Laws. This Lease shall be governed by and construed solely pursuant to the laws of the State of Colorado, without giving effect to choice of law principles thereunder, and personal and subject matter jurisdiction for all disputes related thereto shall lie exclusively in Colorado.

(b) Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

(c) Professional Fees and Costs. If either Landlord or Tenant should bring suit against the other with respect to this Lease, then all costs and expenses, including without limitation, actual professional fees and costs such as appraisers’, accountants’ and legal fees and costs, incurred by the party which prevails in such action, whether by final judgment or out of court settlement, shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment. As used herein, legal fees and costs shall include, without limitation, legal fees, costs and expenses incurred in connection with any (i) postjudgment motions; (ii) contempt proceedings; (iii) garnishment, levy, and debtor and third party examination; (iv) discovery; and (v) bankruptcy litigation.

(d) Terms and Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The paragraph headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

(e) Time. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

(f) Prior Agreement; Amendments. This Lease constitutes and is intended by the parties to be a final, complete and exclusive statement of their entire agreement with respect to the subject matter of this Lease. This Lease supersedes any and all prior and contemporaneous agreements and understandings of any kind relating to the subject matter of this Lease. There are no other agreements, understandings, representations, warranties, or statements, either oral or in written form, concerning the subject matter of this Lease. No alteration, modification, amendment or interpretation of this Lease shall be binding on the parties unless contained in a writing which is signed by both parties.

(g) Separability. The provisions of this Lease shall be considered separable such that if any provision or part of this Lease is ever held to be invalid, void or illegal under any law or ruling, all remaining provisions of this Lease shall remain in full force and effect to the maximum extent permitted by law.

(h) Recording. Neither Landlord nor Tenant shall record this Lease nor a short form memorandum thereof without the consent of the other.

(i) Counterparts. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

(j) Intentionally Deleted.

(k) Non-Discrimination. Tenant acknowledges and agrees that there shall be no discrimination against, or segregation of, any person, group of persons, or entity on the basis of race, color, creed, religion, age, sex, marital status, national origin, or ancestry in the leasing, subleasing, transferring, assignment, occupancy, tenure, use, or enjoyment of the Premises, or any portion thereof.

39. EXECUTION OF LEASE.

(a) Joint and Several Obligations. If more than one person executes this Lease as Tenant, their execution of this Lease will constitute their covenant and agreement that (i) each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant, and (ii) the term “Tenant” as used in this Lease means and includes each of them jointly and severally. The act of or notice from, or notice or refund to, or the signature of any one or more of them, with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification of this Lease, will be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.

(b) Tenant as Corporation or Partnership. If Tenant executes this Lease as a corporation or partnership, then Tenant and the persons executing this Lease on behalf of Tenant represent and warrant that such entity is duly qualified and in good standing to do business in Colorado and that the individuals executing this Lease on Tenant’s behalf are duly authorized to execute and deliver this Lease on its behalf, and in the case of a corporation, in accordance with a duly adopted resolution of the board of directors of Tenant, a copy of which is to be delivered to Landlord on execution hereof, if requested by Landlord, and in accordance with the by-laws of Tenant, and, in the case of a partnership, in accordance with the partnership agreement and the most current amendments thereto, if any, copies of which are to be delivered to Landlord on execution hereof, if requested by Landlord, and that this Lease is binding upon Tenant in accordance with its terms.

(c) Examination of Lease. Submission of this instrument by Landlord to Tenant for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

40. OPTION TERM.

(a) Option Right. Landlord hereby grants the originally named Tenant herein (or any affiliate to which this Lease has been assigned pursuant to Subparagraph 24(c) above (a “Permitted Assignee”)), two (2) options to extend the Term for a period of five (5) years each (the “Option Terms”), which options shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, Tenant is not in default under this Lease beyond any applicable cure period and Tenant has not previously been in default under this Lease beyond any applicable cure period more than once in the prior twelve (12) months. Upon the proper exercise of such option to extend, and provided that, as of the end of the initial Term or the first Option Term, as the case may be, Tenant is not in default under this Lease beyond any applicable cure period and Tenant has not previously been in default beyond any applicable cure period under this Lease more than once in the prior twelve (12) months, the Term, as it applies to the Premises, shall be extended for a period of five (5) years at the monthly base rent and on the other terms set forth in Subparagraph 40(b) below. The rights contained in this Paragraph 40 shall be personal to Tenant or a Permitted Assignee.

(b) Option Rent. The monthly base rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to rent at which tenants, as of the commencement of the Option Term, will be leasing non-sublease space comparable in size, location and quality to the Premises, for a comparable term, which comparable space is located in other comparable buildings in Boulder, Colorado; provided, however, that in no event will Option Rent be less than the Monthly Base Rent payable by Tenant for the last year of the initial term of this Lease. All other terms and conditions of this Lease shall apply throughout the Option Term; however, any obligation of Landlord to construct tenant improvements or provide an allowance (if applicable) shall not apply during the Option Term and Tenant shall, in no event, have the option to extend the Term beyond the Option Term described in Subparagraph 40(a) above.

(c) Exercise of Option. The options contained in this Paragraph 40 shall be exercised by Tenant, if at all, and only in the following manner: (i) Tenant shall deliver written notice to Landlord no less than twelve (12) months prior to the expiration of the initial Term or the first Option Term, as the case may be, stating that Tenant is exercising its option; (ii) Landlord, after receipt of Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Tenant not less than five (5) months prior to the expiration of the initial Term, setting forth the Option Rent; and (iii) if Tenant wishes to object to the Option Rent, Tenant shall, on or before the earlier of (A) the date occurring four (4) months prior to the expiration of the initial Term and (B) the date occurring thirty (30) days after Tenant’s receipt of the Option Rent Notice deliver written notice thereof to Landlord, in which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Subparagraph 40(d) below.

(d) Determination of Option Rent. In the event Tenant timely and appropriately objects to the Option Rent, Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) business days following Tenant’s objection to the Option Rent, (the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent, as the case may be, within five (5) business days, and such determinations shall be submitted to arbitration in accordance with Subparagraphs (i) through (vii) below.

(i) Landlord and Tenant shall each appoint one arbitrator who shall by profession be a licensed real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial properties in Boulder, Colorado. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord’s or Tenant’s submitted Option Rent, is the closest to the actual Option Rent as determined by the arbitrators, taking into account the requirements of Subparagraph 40(b) above. Each such arbitrator shall be appointed within fifteen (15) business days after the applicable Outside Agreement Date.

(ii) The two arbitrators so appointed shall within ten (10) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.

(iii) The three arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent, and shall notify Landlord and Tenant thereof.

(iv) The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

(v) If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) business days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

(vi) If the two arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Subparagraph 40(d).

(vii) The cost of arbitration (including, without limitation, reasonable legal fees) shall be paid by the non-prevailing party.

41. ROOF RIGHTS.

Landlord and Tenant agree that with Landlord’s consent, which shall not be unreasonably withheld, and subject to Tenant executing Landlord’s then current form Roof License Agreement, Tenant shall have the right to use the roof of the Building for installation of such equipment, antennas, transmission devices, satellite dishes and the like. The foregoing rights of installation shall be at no additional rental charge to Tenant.

42. WAIVER OF JURY TRIAL.

LANDLORD AND TENANT HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR IN ANY WAY RELATED TO THIS LEASE, AND ANY OTHER RELATED DOCUMENT, OR ANY RELATIONSHIP BETWEEN THE PARTIES.

43. TERMINATION OF EXISTING LEASE.

Effective as of the Commencement Date, that certain lease dated as of January 7, 2002, as amended (as amended, the “Existing Lease”), between Landlord (as successor in interest to Eastside Properties, LLC (“Prior Landlord”)), as landlord, and Tenant (as successor in interest to Colorado Medtech, Inc.), as tenant, shall terminate; provided, however, that Tenant shall not be relieved of any of its obligations under the Existing Lease accruing prior to such termination of the Existing Lease and Tenant’s indemnification obligations under the Existing Lease shall survive the termination of the Existing Lease with regard to events occurring prior to such termination. Notwithstanding anything to the contrary contained in Paragraph 7 hereof, the security deposit in the amount of $1,580,000 currently held by Prior Landlord as a security deposit under the Existing Lease (“Existing Deposit”) shall be released from Prior Landlord to

Landlord as of the date hereof and, on account thereof, $1,500,000 of the Existing Deposit shall be applied by Landlord to the Security Deposit provided for in Subparagraph 1.1(m) and Paragraph 7 hereof. The difference between the Existing Deposit and the Security Deposit is referred to herein as the “Excess Deposit.” Tenant hereby relinquishes all rights to the return of the Excess Deposit, such amount shall be retained by Landlord.

IN WITNESS WHEREOF, the parties have caused this Lease to be duly executed by their duly authorized representatives as of the date first above written.

TENANT:			LANDLORD:

HEI, INC., a Minnesota corporation			BOULDER INVESTORS, LLC, a Virginia limited liability company

			By:	BOULDER INVESTORS MANAGER, LLC, a Virginia limited liability company, its managing member
By:	/s/ Mack Traynor, III

	Print Name:	Mack Traynor, III

	Print Title:	President & CEO

				By:	TITAN REALTY INVESTORS, LLC, a California limited liability company, its managing member
By:	/s/ Douglas J. Nesbit

	Print Name:	Douglas J. Nesbit

	Print Title:	CFO

					By:	/s/ Kevin P. Kaseff

Kevin P. Kaseff
Managing Member

EXHIBIT A

LEGAL DESCRIPTION

Lot 5,
CORPORATE PLACE,
according to the Plat recorded November 26, 1999 as Reception No. 2001876 in Planfile P-49 F — 4 #13,
County of Boulder, State of Colorado

EXHIBIT “A-II”

EXHIBIT B

WORK LETTER AGREEMENT

     This Work Letter (this “Work Letter”), which is attached as Exhibit B to that certain Lease (the “Lease”) dated October 1, 2004, between Boulder Investors, LLC, a Virginia limited liability company (“Landlord”), and HEI, Inc., a Minnesota corporation (“Tenant”), sets forth the terms and conditions relating to the construction of the tenant improvements in the Building. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Lease.

     1. The Shell Space. Landlord and Tenant hereby acknowledge that, following the Commencement Date, Tenant intends to make certain improvements to the approximately 48,000 square foot portion of the Building that is currently in shell condition as of the Commencement Date (the “Shell Space”). Tenant shall make the improvements to the Shell Space in two phases. At such time as Tenant is preparing a portion of the Shell Space associated with one of the two phases for occupancy, such improvements shall be conducted in accordance with this Exhibit B. After both phases of improvements are complete, all alterations or improvements to the Shell Space shall be conducted in accordance with the terms of Paragraph 13 of the Lease. Tenant shall improve the entire Shell Space using Building standard materials and finishes in accordance with the terms of this Exhibit B which shall be applicable to each phase of improvements.

     2. Construction Drawings.

          (a) Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner approved in writing by Landlord (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 2. Tenant shall retain engineering consultants approved in writing by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to any structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Shell Space. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord’s approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 1, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.

          (b) Final Space Plan. Tenant shall supply Landlord with two (2) copies signed by Tenant of its final space plan for each phase of the Shell Space improvements before any architectural working drawings or engineering drawings have been commenced for such phase. The final space plan (the “Final Space Plan”) for each phase of improvements shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

          (c) Final Working Drawings. After the Final Space Plan for a phase of improvements has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations,

EXHIBIT “C”

electrical requirements and special electrical receptacle requirements for the Shell Space, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) for such phase of improvements in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Shell Space, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with two (2) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith.

          (d) Approved Working Drawings. The Final Working Drawings for each phase of improvements shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the improvements for such phase in the Shell Space by Tenant. The improvements described in the Approved Working Drawings shall be referred to herein as the “Tenant Improvements”. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Shell Space and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld.

     3. Construction.

          (a) Tenant’s Selection of Contractors.

               (i) The Contractor. Tenant shall retain a licensed contractor for each phase of improvements approved in writing by Landlord (the “Contractor”), which approval shall not be unreasonably withheld or delayed, to construct the Tenant Improvements.

               (ii) Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval.

          (b) Construction Contract; Cost Budget. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”) for each phase of improvements, Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements for such phase, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract.

          (c) Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved

EXHIBIT “C”

Working Drawings; (ii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all reasonable rules made by Landlord’s building manager with respect to the any matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Shell Space.

          (d) Insurance Requirements.

               (i) General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

               (ii) Special Coverages. Tenant shall carry builder’s risk insurance covering the total completed value including any “soft costs” with respect to the Tenant Improvements (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction of the Tenant Improvements, together with such “soft cost” endorsements and such other endorsements as Landlord may require and general liability, worker’s compensation and automobile liability insurance with respect to the improvements being constructed, altered or repaired.

               (iii) General Terms. Certificates for all insurance carried pursuant to this Section 3(d) shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord. All policies carried under this Section 3(d) shall insure Landlord (and any other party designed by Landlord) and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under this Tenant Work Letter. Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Tenant Improvements and naming Landlord as a co-obligee.

               (iv) Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and

EXHIBIT “C”

(iii) building material manufacturer’s specifications.

          (e) Copy of Record Set of Plans. At the conclusion of construction of each phase of improvements, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Shell Space, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Shell Space.

     4. Tenant Improvement Allowance.

          (a) Tenant Improvement Allowance. Tenant shall be entitled to a tenant improvement allowance (the “Tenant Improvement Allowance”) in an amount of up to Seven Hundred Thousand Dollars ($700,000.00) for architecture and engineering fees, permit fees, construction management fees and construction costs relating to the design and construction of the Tenant Improvements. Tenant acknowledges that the Tenant Improvement Allowance is to be used for the improvement of the entire Shell Space. Therefore, unless otherwise agreed to in writing by Landlord and Tenant, for each phase of improvements, Tenant shall be entitled to the amount of the Tenant Improvement Allowance available for disbursement reduced on a pro rata basis in the proportion of the total square footage of the Shell Space corresponding to such phase of improvements versus that the total square footage of the Shell Space (each referred to herein as a “Phase Tenant Improvement Allowance”). For example, if the first phase of improvements are to be made in an area of the Shell Space consisting of 24,000 square feet, Tenant will be entitled to a Phase Tenant Improvement Allowance in the amount of Three Hundred and Fifty Thousand Dollars ($350,000.00) for the first phase of improvements which shall be disbursed in accordance with this Section 4, and a Phase Tenant Improvement Allowance of equal amount would remain available for disbursement in conjunction with the second phase of improvements.

          (b) Disbursement of the Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make disbursements of the Phase Tenant Improvement Allowances as follows:

               (i) Once the build-out of the Shell Space is fifty percent (50%) complete, Landlord shall disburse fifty percent (50%) of the Phase Tenant Improvement Allowance upon receipt of the following: (A) a certification of the Contractor approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements for such phase in the Shell Space, detailing the portion of the work completed and the portion not completed; (B) invoices from all of Tenant’s Agents for labor rendered and materials delivered to the Shell Space in connection with such Tenant Improvements; and (C) executed partial lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of Colorado law covering labor rendered and materials delivered to the Shell Space with respect to the Tenant Improvements. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Landlord shall disburse such fifty percent (50%) portion of the Phase Tenant Improvement Allowance covered by such request for payment within thirty (30) days after receipt of the items described in this Section 4(b)(i). Notwithstanding the foregoing to the contrary, in no event shall the amount of the disbursement of Phase Tenant Improvement Allowance exceed the aggregate amount of the invoices provided pursuant to clause (B) above.

               (ii) Once the build-out of the Shell Space for such phase is one hundred percent (100%) complete, Landlord shall disburse the remaining fifty percent (50%) of the Phase Tenant Improvement Allowance upon receipt of the following: (A) a Certificate of Occupancy

EXHIBIT “C”

from the City of Boulder; (B) invoices from all of Tenant’s Agents for labor rendered and materials delivered to the Shell Space with respect to such Tenant Improvements since the disbursement of the Phase Tenant Improvement Allowance provided in Section 4(b)(i) above; and (C) executed full and final lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of Colorado law, covering all labor rendered and materials delivered to the Shell Space with respect to the Tenant Improvements. Landlord shall disburse such fifty percent (50%) portion of the Phase Tenant Improvement Allowance covered by such request for payment within thirty (30) days after receipt of the items described in this Section 4(b)(ii). Notwithstanding the foregoing to the contrary, in no event shall the amount of the disbursement of Phase Tenant Improvement Allowance exceed the aggregate amount of the invoices provided pursuant to clause (B) above.

               (iii) Notwithstanding anything contained herein to the contrary, Landlord shall not be required to disburse any portion of the Phase Tenant Improvement Allowance at any time that Tenant is in default under the terms of the Lease or this Work Letter.

               (iv) The Tenant Improvement Allowance may be used only for architecture and engineering fees, permit fees, construction management fees and construction costs relating to the design and construction of the Tenant Improvements. No portion of the Tenant Improvement Allowance may be applied on account of any other costs or expenses, including, without limitation, the cost of equipment, trade fixtures, moving expenses, furniture, signage or free rent.

EXHIBIT “C”

EXHIBIT C

ESTOPPEL CERTIFICATE

     This TENANT ESTOPPEL CERTIFICATE is executed as of the Estoppel Execution Date by Tenant, who is the current tenant or lessee under that certain written lease agreement (“Lease”) dated as of the Lease Date by and between Original Landlord and Original Tenant for the lease of the Premises.

Definitions:

Estoppel Execution Date:	, 2003

Lease Date:

Tenant:

Landlord:

Premises:

Monthly Base Rental:

Security Deposit:	$

Advance Rent:	$

Lease Term (incl. Option Periods Exercised):

Commencement Date:

Expiration Date:

Unexercised Option Periods:

Current Rent Date:

Tenant’s Address for Notices:

          Tenant represents, warrants, certifies and states to                                                          , a                                       , and its successors, assignees, and lenders (collectively, “                    ”), each of the following:

1. A true and correct copy of the Lease and all amendments thereto is attached hereto as Exhibit “A” incorporated herein by this reference. The Lease is presently in full force and effect and has not been amended, supplemented, modified or otherwise changed, except pursuant to the written amendments attached in Exhibit “A” attached hereto.

2. All space and improvements leased by Tenant pursuant to the Lease have been completed and furnished in accordance with the provisions of the Lease, and Tenant has accepted, taken possession of, and is currently occupying, the Premises.

3. Landlord has satisfied all commitments made to induce Tenant to enter in the Lease, and to the

EXHIBIT “H”

best of Tenant’s knowledge, Landlord is not in any respect in default in the performance by Landlord of its obligations under the Lease.

4. Tenant is not in any respect in default or breach of the Lease and has not assigned, sublet, transferred or hypothecated its interest under the Lease, except as shown on Exhibit “B” attached hereto and incorporated herein by this reference.

5. The Lease Term commenced on the Commencement Date and expires on the Expiration Date.

6. The Lease provides for no extensions or renewals beyond the Lease Term except the Unexercised Option Periods. Tenant has not exercised any of the Unexercised Option Periods. Tenant has no option or preferential right to purchase or lease all or any part of the Premises nor any right, title or interest with respect to the Premises other than as a tenant or lessee under the Lease.

7. Tenant has no right to cancel the Lease prior to the Expiration Date.

8. Tenant has paid the Monthly Base Rent and all other monetary obligations under the Lease through the Current Rent Date.

9. There is no period of free rent, rental abatement or reduction, except the Free Rent Periods. Landlord has not given or conceded to Tenant any other concessions, abatements or compromises, free rent, rental abatement or reduction with respect to the rental obligations under the Lease.

10. If the Lease requires a security deposit, Tenant has deposited an amount equal to the Security Deposit with Landlord. No person or entity has guaranteed any portion of Tenant’s obligations under the Lease.

11. There are no offsets or credits against any rentals payable or which have been paid under the Lease, and Tenant has made no payment to Landlord as a security deposit or advance or prepaid rental except any Security Deposit and any Advance Rent and payments made not earlier than ten (10) days prior to the date upon which such payment is due.

12. Tenant’s current address for receipt of notices, elections, demands or other communications under the Lease is Tenant’s Address for Notices.

13. Tenant has received no notice of any sale, transfer, pledge, assignment, or hypothecation of the Lease, or the rentals owed thereunder, by Landlord.

     Tenant makes this statement for the benefit and protection of                         and its successors, assigns, and lenders, with the understanding that each or all of said parties intends to and may rely on this statement in making a determination about purchasing or financing certain real property, which real property includes the Premises.

     IN WITNESS WHEREOF, Tenant executes this Tenant Estoppel Certificate as of the Estoppel Execution Date.

TENANT:

By:

Its:

EXHIBIT “H”